Exhibit 10.43
AMENDED AND RESTATED SERVICES AGREEMENT
     THIS AMENDED AND RESTATED SERVICES AGREEMENT (the “Agreement”) is made and entered into this 1st day of May, 2007 by and between US BioEnergy Corporation, a corporation organized under the laws of the State of South Dakota with an office at 5500 Cenex Drive, Inver Grove Heights, MN 55077 (the “Company”), and Capitaline Advisors, LLC, a limited liability company organized under the laws of the State of South Dakota with an office at 111 Main Avenue, Brookings, South Dakota 57006 (“Capitaline”).
     In consideration of the mutual benefits to the parties hereto and the promises, terms and conditions hereinafter set forth, intending to be legally bound, the parties do hereby mutually agree as follows:
     1. Parties and Related Persons.
     (a) The Company. The Company is engaged in, among other things, the business of developing, owning and operating ethanol plants and other bio-refining facilities.
     (b) Capitaline. Capitaline is (directly, as a controlling person of various investment funds, and through its affiliates) a significant beneficial owner of the Company’s common stock. Capitaline provides investment capital and financial and human resources to companies in the renewable energy and finance industries.
     2. Amendment and Restatement. This Agreement amends and restates in its entirety, effective from and after January 1, 2007 (the “Effective Date”), that certain Services Agreement, dated November 17, 2005 (and amended August 14, 2006), between the parties.
     3. Purpose. The Company and Capitaline require certain services from one another for the operation of their respective businesses, as described in Exhibit A attached hereto (collectively the “Services”), and each party is willing and able to provide the Services to be provided by such party.
     4. Scope of Services.
     (a) Scope. The Company and Capitaline agree that the Services must be performed in accordance with the standards, terms and conditions contained in this Agreement.
     (b) Changes to Services. Either party may, at any time with or without cause, terminate this Agreement with respect to any Service provided by the other party upon ten (10) days’ written notice to the other party. Exhibit A may be amended to add Services at any time upon mutual agreement of the parties.
     (c) Independent Contractor. Each party shall provide the Services as an independent contractor and not as an employee, partner, or agent of the other party. Each party is free to exercise its judgment in all aspects of its performance of Services under this Agreement.
     (d) Employees. The personnel providing the executive assistant and administrative assistant Services, as set forth on Exhibit A, shall be employees of Capitaline, and Capitaline shall be responsible for such employees in all respects, including with respect to compensation, benefits, and withholding. The personnel providing the IT Services, as set forth on Exhibit A, shall be employees of the Company, and the Company shall be responsible for such employees in all respects, including with respect to compensation, benefits, and withholding.
     5. Compensation.
     (a) By the Company. During the term of this Agreement, the Company will pay Capitaline (i) a fixed monthly fee of $6,500 for all executive assistant and administrative assistant Services, (ii) at a rate of $70 per hour for analyst Services, and (iii) a fixed monthly fee of $10,050 for all office Services.
     (b) By Capitaline. During the term of this Agreement, Capitaline will pay the Company a fixed monthly fee of $2,720 for all IT Services provided by the Company for Capitaline.
     (c) Expenses. All out-of-pocket expenses incurred by a party in providing Services will be paid by the party receiving the Services.
     (d) Compensation and Settlement Procedures. Each party will provide the other with a written monthly statement, no later than the 10th day of each month, detailing the charges and expenses for Services provided under this Agreement during the prior month. Each party shall pay each monthly statement provided by the other by the 20th day of the month in which the statement was delivered. In addition, the books, accounts and records of each of the parties will be maintained in such a manner as to be able to determine the appropriateness or reasonableness of the compensation and reimbursements made under this Agreement.
     6. Standard of Performance.
     (a) Warranty. Each party warrants to the other that the Services will be performed in a competent, diligent manner and in accordance with generally accepted standards for such Services and any applicable federal, state or local laws, regulations or rules.
     (b) Policy Compliance. Each party agrees to comply with all of the policies of the other party (i) that now exist or as are implemented or revised from time to time and (ii) of which such party is aware.
     (c) No Expenses. Neither party will incur any expenses or liability on account of the other party outside the normal course of business without specific written approval from an authorized representative of the other party.
     (d) Retention of Control by the Company. Capitaline acknowledges and agrees that all Services provided by Capitaline for the Company will be subject to the ultimate authority, control, review and limitation of the Company and its directors and officers.
     (e) Retention of Control by Capitaline. The Company acknowledges and agrees that all Services provided by the Company for Capitaline will be subject to the ultimate authority, control, review and limitation of Capitaline and its directors and officers.
     (f) Supplies and Materials. Supplies and materials, if any, furnished by one party to the other in connection with providing Services shall remain the property of the furnishing party and shall be returned by the other party upon demand by the furnishing party.

     7. Indemnity.
     (a) Indemnification by Capitaline. Capitaline agrees to indemnify and hold harmless the Company, its affiliates, employees and agents, against any and all loss or cost the Company may suffer or become obligated to pay as a result of any violation of applicable laws or regulations by Capitaline, its employees or agents in providing Services hereunder or as a result of any negligence or willful misconduct of Capitaline, its employees or agents in providing Services hereunder.
     (b) Notice to Capitaline. The Company agrees to notify Capitaline as soon as reasonably practicable of any matter that may result in a claim by the Company for indemnification from Capitaline hereunder. If Capitaline acknowledges its responsibility for the matter, Capitaline will have the right to control the defense and select defense counsel.
     (c) Indemnification by the Company. The Company agrees to indemnify and hold harmless Capitaline, its affiliates, employees and agents, against any and all loss or cost Capitaline may suffer or become obligated to pay as a result of any violation of applicable laws or regulations by the Company, its employees or agents in providing Services hereunder or as a result of any negligence or willful misconduct of the Company, its employees or agents in providing Services hereunder.
     (d) Notice to the Company. Capitaline agrees to notify the Company as soon as reasonably practicable of any matter that may result in a claim by Capitaline for indemnification from the Company hereunder. If the Company acknowledges its responsibility for the matter, the Company will have the right to control the defense and select defense counsel.
     (e) Limits on Liability. Neither party will be liable to the other party in connection with the Services provided hereunder for any indirect, special, incidental or consequential damages of any kind (including lost profits or interruption of business), regardless of the form of action, whether in tort or contract (including negligence, strict liability, breach of contract or otherwise), even if a party has been advised of the possibility of such damages.
     8. Term and Termination.
     (a) Term. The term of this Agreement will commence on the Effective Date and continue for a period of one (1) year, unless earlier terminated as provided herein, and will automatically continue thereafter until terminated by either party as provided in Section 8(b).
     (b) Termination. Either party may terminate this Agreement at any time after the end of the initial one (1) year term by giving at least thirty (30) days’ written notice to the other party.
     (c) Termination upon Company’s Notice. Either party may terminate this Agreement for any reason upon not less than sixty (60) days’ notice to the other party.
     (d) Termination for Cause. Either party may terminate this Agreement upon a material breach by the other party of any provision or condition of this Agreement. In the event that a party has materially breached this Agreement, then (i) the non-breaching party must notify the breaching party of the breach, (ii) the breaching party must commence a cure of the breach within ten (10) days after its receipt of that notice, and (iii) the breaching party must complete the cure of the breach within twenty (20) days after commencing its cure. If the breaching party does not commence or complete the cure within the specified time, then this Agreement will terminate immediately and without further notice.
     (e) Rights upon Termination. At termination, each party’s obligation to pay and right to receive compensation hereunder will cease, except in respect of Services performed (and expenses incurred) prior to the date of termination.
     (f) Survival of Obligations. The termination of this Agreement will not terminate any obligation accrued prior to the termination, or any obligations that by their nature survive termination, including, without limitation, obligations under the indemnification, warranty and confidentiality provisions of this Agreement.
     (g) Return of Information and Property. Promptly following the termination of this Agreement, each party will return to the other party all confidential or proprietary information of the other party and all property owned by the other party.
     9. Confidentiality.
     (a) Each party (the “Receiving Party”) agrees that all information provided by or obtained from the other party (the “Disclosing Party”) in connection with the performance or receipt of Services hereunder, and all information generated using such information (collectively, the “Confidential Information”), must be kept strictly confidential during term of this Agreement and for five (5) years thereafter. Unless required by law, the Receiving Party will not disclose the Confidential Information to any third party, or use the Confidential Information for its own or any third party’s benefit, without the prior written approval of the Disclosing Party, except that the Receiving Party each may use the Confidential Information to provide the Services.
     (b) At the request of the Disclosing Party, the Receiving Party must promptly destroy or return or cause to be returned to the Disclosing Party any Confidential Information, without retaining any copies or extracts thereof. Furthermore, the Receiving Party must, if requested by the Disclosing Party, provide a certificate stating that the Receiving Party has complied with the terms and conditions of this Section 9(b).
     10. Notices. All notices, claims, requests and other communications (“Notices”) under this Agreement (i) must be in writing and (ii) must be delivered to the following relevant address or fax number or to such other address or fax number as is giving in writing by either party to the other party in accordance with this Section 10:
If to the Company:
Gregory S. Schlicht
Vice President, General Counsel
     and Corporate Secretary
US BioEnergy Corporation
5500 Cenex Drive, Mail Station 175
Inver Grove Heights, MN 55077
Fax No.:

If to Capitaline:
Jill Wilts
Chief Compliance Officer
Capitaline Advisors, LLC
111 Main Avenue
Brookings, SD 57006
Fax No.: 605-696-3103
Notice will be deemed to have been delivered (i) upon the date of delivery if delivered in person or by fax (receipt confirmed), (ii) five (5) days after the date of mailing if deposited in the United States mail, postage prepaid, or (iii) upon the date of the postmark on the return receipt if deposited in the United States mail, with postage prepaid for certified or registered mail, return receipt requested, unless an earlier delivery date is indicated by the return receipt.
     11. Miscellaneous.
     (a) Rights Cumulative. Except as expressly provided in this Agreement, and to the extent permitted by law, any rights and remedies described in this Agreement are cumulative and not alternative to any other rights or remedies available at law or in equity.
     (b) Deviation from Contract Terms. If either party deviates from the provisions of this Agreement, even without protest by the other party, the deviation will not be held to change this Agreement or the rights and responsibilities of the parties.
     (c) Waiver. A party will not be deemed to waive a breach, right or remedy hereunder unless the waiver is in writing and signed by the waiving party. Any waiver will be valid only in that instance and not in connection with any subsequent action or circumstance.
     (d) Severability. If any provision herein is held to be partially or completely unenforceable, then this Agreement will be deemed to be amended to modify such provision to the extent necessary to make it enforceable, or, if necessary, this Agreement will be deemed to be amended to delete the unenforceable provision.
     (e) Entire Agreement and Amendments. This Agreement, including the exhibits and any other attachments hereto (which are incorporated herein by reference), constitutes the entire agreement between the parties with respect to the subject matter hereof, and there are no other agreements, representations or warranties, oral or written, between the parties relating to that subject matter. Except as provided herein, this Agreement may not be changed, modified, or amended in whole or in part except in a writing duly signed by both parties
     (f) Disputes. If a dispute arises under this Agreement, the parties will attempt to settle the dispute through good faith negotiations. If negotiations fail, the parties agree to endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association (“AAA”) under the AAA’s Commercial Mediation Rules. If mediation is unsuccessful, any unresolved controversy or claim arising under this Agreement will be settled by binding arbitration administered by the AAA in accordance with the AAA’s Commercial Arbitration Rules. Judgment upon the award rendered in arbitration may be entered in any court having proper jurisdiction.

     (g) Attorneys’ Fees and Costs. In the event of litigation, arbitration, mediation or other proceedings arising under this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, expert witness fees and costs.
     (h) Interest on Past Due Amounts. All late payments due under this Agreement shall bear interest at the rate of one and one-half percent (1.5%) per month (annual percentage rate of 18%) compounded monthly, unless a lower interest rate is required by applicable law. Interest shall be calculated from the due date until the date payment is received.
     (i) Governing Law. This Agreement will be governed by the laws of the State of South Dakota, disregarding the conflict of laws principles thereof.
     (j) No Assignment. This Agreement may not be assigned in whole or in part without the written consent of the other party. This Agreement is binding upon and inures to the benefit of the parties and their respective successors and permitted assigns.
     (k) Counterparts. This Agreement may be executed in one or more counterparts, each of which will constitute an original, and all of which together will constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

THE COMPANY:

US BIOENERGY CORPORATION

By:	/s/ Gregory Schlicht
Its:	VP and General Counsel

CAPITALINE:

CAPITALINE ADVISORS, LLC

By:	/s/ Jill L. Wilts Jill L. Wilts
Its:	Vice President

EXHIBIT A
DESCRIPTION OF SERVICES
CAPITALINE SERVICES
Analyst, Executive Assistant, and Administrative Assistant Services
The following Capitaline employees will provide to the Company the services listed beneath their names:
Chad Haselhorst (Analyst)
•	Assist with financial analysis projections / pro formas.

•	Assist with evaluation of strategic transactions.

•	Assist with site selection analysis.

•	Assist with questions regarding historic accounting issues.
Angie Burns (Executive Assistant)
•	Act as executive assistant to Gordon Ommen, Chad Hatch, Virg Garbers, and Kristi Lee.

•	Assist with preparation and production of presentations and related materials for Gordon Ommen.

•	Assist with event planning.

•	Corporate aircraft flight coordinator.

•	Travel reservations for Gordon Ommen, Chad Hatch, Virg Garbers, Kristi Lee, Nate Anderson and Sheldon Rasmussen.

•	Backup receptionist, including various administrative duties.
Deanna Wilson (Administrative Assistant)
•	Act as administrative assistant to Gordon Ommen, Chad Hatch, Virg Garbers and Kristi Lee.

•	Office receptionist.

•	Various administrative duties, such as filing and mail distribution.

•	Reconcile VISA account statements for Gordon Ommen, Chad Hatch, Virg Garbers, Kristi Lee, Nate Anderson and Sheldon Rasmussen
Office Services
Capitaline will provide the Company with approximately 3,000 square feet of fully furnished office space and related office services for use by Gordon Ommen, Chad Hatch, Virg Garbers, Kristi Lee, Nate Anderson and Sheldon Rasmussen, including:
•	Six computers and associated computer hardware;

•	The use of standard office software;

•	Unlimited use of standard office equipment (copiers, printers, fax machines, projectors);

•	High-speed Internet access;

•	Telephones, eight telephone lines, and local and long-distance telephone services (but not cell phones or cell phone services);

•	Office supplies and postage;

•	Utilities and janitorial services;

•	The use of a board room, a conference room, a lobby, restrooms, a work area, and a storage area; and

•	Parking.

US BIOENERGY SERVICES
IT Services
The following Company employee will provide to Capitaline the services listed beneath his name:
Nate Anderson (IT)
•	Archive tape back-up and management.

•	Server maintenance and application of necessary updates.

•	PC maintenance and application of necessary updates.

•	Software installation and licensing.

•	Hardware and software purchasing.

•	Printer maintenance.

•	Email maintenance and spam filtering.

•	Virus protection and licensing.

•	ABRA maintenance and backups.

•	Domain / website maintenance

•	Miscellaneous support and trouble shooting.

•	Phone system maintenance.

•	Disaster recovery planning.